As filed with the Securities and Exchange Commission on November 7, 2011.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIUS HEALTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	80-0145732
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

201 Broadway, 6th Floor
Cambridge, MA, 02139
(Address of Principal Executive Office)( Zip Code)

RADIUS HEALTH, INC.

2003 LONG-TERM INCENTIVE PLAN

RADIUS HEALTH, INC.

2011 EQUITY INCENTIVE PLAN

(Full title of the plans)

C. Richard Edmund Lyttle, Ph.D.
Chief Executive Officer
Radius Health, Inc.
201 Broadway, 6th Floor
Cambridge, MA, 02139

(Name and address of Agent for Service)

(617) 551-4700
(Telephone Number, including area code, for agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee (5)
Common Stock (par value $0.0001 per share)
2003 Long-Term Incentive Plan	1,270,300	(2)	$8.142	(3)	$10,342,783	$1,186
2011 Equity Incentive Plan	2,327,589	(4)	$8.142	(3)	$18,951,230	$2,172
TOTAL:	3,597,889				$29,294,013	$3,358

(1)           In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock that may be offered or issued to prevent dilution resulting from a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under those plans, or other similar event.

(2)           Represents 1,270,300 shares of common stock subject to outstanding awards under the 2003 Long-Term Incentive Plan (the “2003 Plan”) as of November 7, 2011.  Any such shares of common stock issuable pursuant to awards granted under the 2003 Plan which are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2003 Plan instead will become shares issuable under the 2011 Equity Incentive Plan (the “2011 Plan” and together with the 2003 Plan, the “Plans”).

(3)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.  Our common stock is not traded on any national securities exchange or quotation service.  The offering price was estimated based upon a per share amount of $8.142, the minimum price at which participants under the Plans party to the Amended and Restated Stockholders’ Agreement, dated May 17, 2011, by and among the Company and the Stockholders listed therein, as amended, agreed to sell their shares of common stock until the common stock is registered on a national securities exchange.  This per share amount is greater than the book value (which is negative) and the estimated fair value of the common stock.

(4)           Represents 2,327,589 shares of common stock available for issuance under the 2011 Plan as of November 7, 2011.  To the extent outstanding awards under the 2003 Plan are forfeited or lapse unexercised and which following the effective date of the 2011 Plan are not issued under the 2003 Plan, the shares of common stock subject to such awards will be available for future issuance under the 2011 Plan.  See footnote (2) above.

(5)           Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) of the Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;

(b) All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in clause (a) above; and

(c) The description of the registrant’s common stock contained in a registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.  Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Latham & Watkins LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware (the “DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Articles 7 and 8 of the registrant’s Certificate of Incorporation provide that it will indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants the registrant power to indemnify, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the registrant has entered into separate indemnification agreements with its directors and executive officers which would require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in the registrant’s Certificate of Incorporation and the indemnification agreements entered into between the registrant and its directors and executive officers may be sufficiently broad to permit indemnification of its directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The registrant also intends to maintain director and officer liability insurance, if available on reasonable terms, to insure its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibit Index, which immediately follows the signature pages hereof and is incorporated herein by reference.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 6 hereof, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 7th day of November, 2011.

RADIUS HEALTH, INC.

By:	/s/ C. Richard Edmund Lyttle
C. Richard Edmund Lyttle
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Radius Health, Inc., hereby severally constitute and appoint C. Richard Edmund Lyttle and B. Nick Harvey, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Radius Health, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this statement has been signed by the following persons in the capacities indicated as of the 7th day of November, 2011.

Signature	Title

/s/ C. Richard Edmund Lyttle	President and Chief Executive Officer; Director (Principal
C. Richard Edmund Lyttle	Executive Officer)

/s/ B. Nicholas Harvey	Chief Financial Officer (Principal Accounting and Financial Officer)
B. Nicholas Harvey

/s/ Alan H. Auerbach	Director
Alan H. Auerbach

/s/ Jonathan Fleming	Director
Jonathan Fleming

/s/ Ansbert K. Gadicke	Director
Ansbert K. Gadicke

/s/ Kurt C. Graves	Director
Kurt Graves

/s/ Martin Muenchbach	Director
Martin Muenchbach

/s/ Elizabeth Stoner	Director
Elizabeth Stoner

Exhibit Number	Exhibit Description

4.1	Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-175091), filed on October 6, 2011)

4.2	By-Laws (incorporated by reference from Exhibit 3.5 to the Company’s Current Report on Form 8-K/A (File No. 000-53173), filed on September 30, 2011)

5.1	Opinion of Latham & Watkins LLP with respect to the legality of the shares being registered

10.1

Amended and Restated Stockholders’ Agreement, dated May 17, 2011, by and among the Company, as successor to Radius Health, Inc., and the Stockholders listed therein, as amended by Amendment No. 1 Amended and Restated Stockholders’ Agreement, dated as of November 7, 2011 by and among the Company and the stockholders named therein and Amendment No. 2 to Amended and Restated Stockholders’ Agreement, dated as of November 7, 2011 by and among the Company and the stockholders named therein.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Raich Ende Malter & Co. LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24	Power of Attorney (included on the signature pages of this registration statement).

99.1

Radius Health, Inc. (f/k/a Nuvios, Inc.) 2003 Long-Term Incentive Plan (incorporated by reference from Exhibit 10.27 to the Company’s Current Report on Form 8-K (File No. 000-53173), filed on May 23, 2011)

99.2

Radius Health, Inc. First Amendment to 2003 Long-Term Incentive Plan effective as of December 15, 2006 (incorporated by reference from Exhibit 10.28 to the Company’s Current Report on Form 8-K (File No. 000-53173), filed on May 23, 2011)

99.3

Radius Health, Inc. Second Amendment to 2003 Long-Term Incentive Plan effective as of March 28, 2008 (incorporated by reference from Exhibit 10.29 to the Company’s Current Report on Form 8-K (File No. 000-53173), filed on May 23, 2011)

99.4

Radius Health, Inc. Third Amendment to 2003 Long-Term Incentive Plan effective as of November 14, 2008 (incorporated by reference from Exhibit 10.30 to the Company’s Current Report on Form 8-K (File No. 000-53173), filed on May 23, 2011)

99.5	Radius Health, Inc. 2011 Equity Incentive Plan